June 26, 2024

Securities and Exchange Commission
100 F Street, N.E.
Washington, D.C. 20549-7561

Dear Sirs/Madams:

We have read Item 4.01 of SkyWater Technology, Inc.’s Form 8-K dated June 26, 2024, and have the following comments:

1.We agree with statements made in section (a) paragraphs 2, 3, 4, 6, and 7 therein.
2.We have no basis on which to agree or disagree with the statements made in section (a) paragraph 1 and all paragraphs in section (b).
3.We have no basis on which to agree or disagree with statements made in section (a) paragraph 5 regarding the material weakness remediation during the subsequent interim period through the date of our dismissal.

Yours truly,
/s/ Deloitte & Touche LLP
New York, New York